Exhibit 5.1

Our ref                                                 RDS/728549-000001/11264473v4

BEST Inc.

2nd Floor, Block A, Huaxing Modern Industry Park

No. 18 Tangmiao Road, Xihu District, Hangzhou

Zhejiang Province 310013

People’s Republic of China

15 September 2017

Dear Sirs

BEST Inc.

We have acted as Cayman Islands legal advisers to BEST Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of certain American depositary shares (the “ADSs”) representing the Company’s Class A ordinary shares of par value US$0.01 each (the “Shares”). The ADSs comprise 53,560,000 ADSs offered by the Company (the “Company ADSs”, and the Shares represented by such ADSs, the “Company Shares”) and 8,540,000 ADSs offered by certain selling shareholders (the “Selling Shareholders”, and such ADSs the “Selling Shareholder ADSs”, and the Shares represented by such ADSs, the “Selling Shareholder Shares”).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1                                        Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1                            The certificate of incorporation of the Company dated 3 March 2008 and the certificate of incorporation on change of name of the Company dated 23 June 2017.

1.2                            The eighth amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 5 April 2016 and effective on closing on 29 April 2016 (the “Pre-IPO Memorandum and Articles”).

1.3                            The ninth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 6 September 2017 and effective immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares (the “IPO Memorandum and Articles”).

1.4                            The written resolutions of the directors of the Company dated 26 June 2017 and 6 September 2017 (together, the “Directors’ Resolutions”).

1.5                            The written resolutions of the members of the Company dated on 6 September 2017 (the “Shareholders’ Resolutions”).

1.6                            A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7                            A certificate of good standing dated 12 September 2017, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8                            The Registration Statement.

2                                        Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                            Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2                            The genuineness of all signatures and seals.

2.3                            There is nothing under any law (other than the law of the Cayman Islands), and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

3                                        Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                            The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2                            The authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares, will be US$20,000,000 divided into 2,000,000,000 shares comprising of (i) 1,858,134,053 Class A ordinary shares of a par value of US$0.01 each, (ii) 94,075,249 Class B ordinary shares of a par value of US$0.01 each and (iii) 47,790,698 Class C ordinary shares of a par value of US$0.01 each.

3.3                            The issue and allotment of the Company Shares by the Company and the transfer of the Selling Shareholder Shares by the Selling Shareholders have been duly authorised by and on behalf of the Company and when allotted, issued, transferred and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted or transferred (as the case may be), and fully paid and non-assessable. As a matter of Cayman law, a share is only issued or transferred when it has been entered in the register of members (shareholders).

3.4                            The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4                                        Qualifications

In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP